Exhibit 10.11

UNIT OPTION – BUY DOWN AGREEMENT

THIS UNIT OPTION – BUY DOWN AGREEMENT (this “Agreement”), is entered into as of this February 5, 2015 (the “Grant Date”) by and among A. Haag Sherman (the “Optionor”) and the persons listed on the signature page hereto as Optionees (each an “Optionee” and, collectively, the “Optionees”), Tectonic Holdings, LLC, a Texas limited liability company (the “Company”), and Tectonic Services, LLC, a Texas limited liability company (“MGMT”). The Optionor, the Optionees, the Company and MGMT are sometimes each individually referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings set forth in the Company Agreement of the Company dated as of February 5, 2015 (the “HoldCo Company Agreement”) or in the Company Agreement of MGMT dated as of February 5, 2015, as applicable (the “MGMT Company Agreement” and, collectively with the HoldCo Company Agreement, the “Company Agreements” and each individually, a “Company Agreement”).

RECITALS

WHEREAS, the Optionor and the Optionees each hold units of the Company and of MGMT representing a Membership Interest in the Company and in MGMT, as applicable (“Units”).

WHEREAS, the Optionor, pursuant to that certain Executive Employment Agreement dated as of February 5, 2015, by and between the Optionor and MGMT, and that certain Management Services Agreement dated as of February 5, 2015, by and between the Company and MGMT, provides management and other services to the Company.

WHEREAS, the Company, pursuant to that certain Management Services Agreement dated as of February 5, 2015, by and between the Company and Tectonic Advisors, LLC, a Texas limited liability company (“Advisors”), provides management and other services to Advisors.

WHEREAS, Advisors is engaged in providing financial and investment advisory services to certain clients of Cain, Watters & Associates, P.L.L.C., a Texas professional limited liability company (“CWA”).

WHEREAS, the Optionor and the Optionees intend this Agreement and the option granted hereunder to track the performance of the Optionor as it relates to the revenue of Advisors.

NOW, THEREFORE, IT IS AGREED, by and between the Optionor and the Optionees, that:

1.       Grant. Optionor hereby grants an option (the “Option”) to each Optionee for and with respect to the Option Units (defined below), subject to the terms and conditions of this Agreement. “Option Units” means the number of Units of both the Company and MGMT held by the Optionor and available for purchase by the Optionees pursuant to the terms of this Agreement.

2.       Vesting. The Option shall vest, and only vest, in the event that CWA AUM Net Revenue exceeds Other Revenue as of December 31, 2021 (“Revenue Excess”). “CWA AUM Net Revenue” means the difference of (a) CWA Revenues during the calendar quarter ending December 31, 2021, annualized by multiplying such revenues by four and (b) revenues that are paid to CWA pursuant to the terms of that certain Support Services Agreement dated as of even date herewith by and between CWA and Advisors (the “Support Services Agreement”) during the calendar quarter ending December 31, 2021, annualized by multiplying such revenues by four. “Other Revenue” means all revenues generated by the Company or its affiliates (e.g., Advisors) during the calendar quarter year ending December 31, 2021 other than CWA Revenues, annualized by multiplying such revenues by four. “CWA Revenues” means all revenues from assets under management of clients of CWA and its affiliates.

3.       Number of Units Subject to Vesting. In the event a Revenue Excess exists, the number of Option Units that may be purchased shall be equal to the Option Percentage multiplied by the Option Units (“Units Subject to Purchase”). The “Option Percentage” shall be equal to: (a) CWA AUM Net Revenue divided by (b) the Company’s total revenue (which shall equal CWA AUM Net Revenue less revenues paid to CWA pursuant to the terms of the Support Services Agreement plus Other Revenue), minus (c) 50%; provided, however that the Option Percentage shall be a positive number. The Option Percentage shall be proportionately reduced by the amount of any dilution suffered by the Optionor after the date hereof (assuming the conversion and vesting of all outstanding equity of the Company and MGMT, including profits interests, into Membership Interests as of December 31, 2021 and the inclusion of any revenues relating thereto). By way of example, assume the following: (a) CWA Revenues equals $2,500,000 for the calendar quarter ending December 31, 2021 ($10,000,000 on an annualized basis), less $500,000 in revenues paid to CWA under the Support Services Agreement for such quarter ($2,000,000 on an annualized basis), (b) total revenue of the Company was $3,500,000 (including from converted profits interests) for such quarter ($14,000,000 on an annualized basis) and (c) subsequent grants of equity equal 5% of the Company’s Membership Interests. In such an event, the Optionees would have the right to acquire 4.29% of the Option Units, determined as follows: $10,000,000 in annualized CWA Revenue minus $2,000,000 in annualized revenue payments under the Support Services Agreement equals CWA AUM Net Revenue of $8,000,000. CWA AUM Net Revenue of $8,000,000 divided by $14,000,000 in total annualized revenues equals 0.5714 (57.14% when expressed as a percentage), which is further adjusted for the 5% dilution (0.95 multiplied by 0.5714 equals 0.5429 (54.29% when expressed as a percentage)) minus 0.5 (50% when expressed as a percentage) equals 0.0429 (4.29% when expressed as a percentage). The Option Percentage is then multiplied by the Option Units to determine the Units Subject to Purchase.

4.       Exercise Price. The aggregate price at which the Optionees may purchase Option Units pursuant to this Option is (the “Exercise Price”) determined as follows:

(a)       $6,000,000 multiplied by the Option Percentage; plus

(b)       An amount equal to (i) (A) consolidated EBITDA of the Company for the fiscal year ending December 31, 2021 multiplied by (B) four, multiplied by (ii) the Option Percentage.

The price at which each Optionee may purchase Option Units pursuant to this Option equals (i) the sum of clause 4(a) plus clause 4(b) multiplied by (ii) such Optionee’s Percentage Interest.

5.       Exercisability. The Company shall have 60 days following January 1, 2022 to determine EBITDA and the existence of a Revenue Excess as of the fiscal year ending December 31, 2021. In the event the Company determines that a Revenue Excess exists, the Company will so notify the Optionees in writing by March 10, 2022. This Option is exercisable and vests on the date on which the Company so notifies the Optionees of the existence of a Revenue Excess (the “Vesting Date”). The exercise of this Option shall be a Permitted Transfer under the HoldCo Company Agreement with respect to Option Units evidencing Membership Interests of the Company and under the MGMT Company Agreement with respect to Option Units evidencing Membership Interests of MGMT.

6.       Termination. This Option shall terminate prior to the Vesting Date upon the occurrence of a Qualified Sale.

For purposes of this Agreement, a “Qualified Sale” shall mean the approval by the Manager of the Company (the “Manager”) and the Members of (a)(i) any consolidation or merger of the Company in which the Company is not the continuing or surviving business organization, or pursuant to which the Units would be converted into cash, securities of another business organization, or other property and whereby the holders of all of the Company’s outstanding equity interests immediately before the consolidation or merger will own less than 50% of the outstanding equity interests in the surviving business organization, (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the operating assets of the Company, or of any separate business operations of the Company, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company, (b) the sale of 20% or more of the Company’s equity to a third party whereby such third party shall also be entitled to elect a member to the Manager or (c) any transaction or series of related transactions as a result of which any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Company or a subsidiary of the Company, or an employee benefit plan or trust maintained by the Company or any of its subsidiaries, that does not own more than 20% of the Company’s outstanding equity interests, by voting power or value, at the Grant Date, becomes (together with its “affiliates” and “associates,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the Company’s then outstanding equity interests, by voting power or value.

7.       Expiration of Option. Subject to Paragraph 6, this Option shall permanently cease to be exercisable at the close of business on the date that is 45 calendar days following the Vesting Date or in the event the Company determines that a Revenue Excess does not exist.

8.       Method of Exercise. This Option may be exercised in whole or in part by each Optionee executing a written notice of exercise on the form attached hereto as Exhibit A, and filing such notice with the Manager at the Company’s principal executive office before the close of business on the twentieth calendar day following the Vesting Date (the “Initial Expiration Date”). Such notice shall specify the number of Option Units that the Optionee elects to purchase and shall be accompanied by payment of the Exercise Price. The date on which this Option is exercised shall be the date that such notice is received in fully executed form by the Company (provided full payment is tendered on such date), unless a later date is specified in the notice. Payment shall be by immediately available funds. This Option shall not be exercisable if and to the extent that the Company determines that such exercise would violate applicable state or Federal securities law or the rules and regulations of any securities exchange. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules or regulations. In making any determination hereunder, the Company may rely on the opinion of Company counsel.

9.         Right of First Refusal. An Optionee who, prior to the Initial Expiration Date, notifies the Manager in writing of his declination of the Option or does not notify the Manager of his intent to exercise the Option shall be an “Abstaining Optionee”. Within 5 calendar days after the Initial Expiration Date, the Manager will notify in writing the remaining Optionees (the “non-Abstaining Optionees”) of the election of the Abstaining Optionee and relative rights of the non-Abstaining Optionees to purchase the Option Units allocated to the Abstaining Optionee upon the terms hereinafter provided at the price set forth in Paragraph 4. Within 10 calendar days of receiving such notice from the Manager, each of the other non-Abstaining Optionees shall then notify the Manager, in writing, of whether they wish to exercise their option to acquire the Option Units allocated to the Abstaining Optionee and the amount of such Option Units they wish to purchase. The notice from the non-Abstaining Optionees shall be binding. If more than one non-Abstaining Optionee elects to purchase the Option Units allocated to the Abstaining Optionee, then their rights to purchase such Option Units shall be prorated between them based upon their respective Percentage Interest in the Company and in MGMT. If there is a portion of the Option Units remaining after satisfying all of the non-Abstaining Optionees’ elections, the remaining Option Units shall be retained by the Optionor.

10.       Tax Withholding. Deliveries under this Agreement are subject to withholding of all applicable taxes. Before any Option Units are delivered to an Optionee upon the exercise of any portion of this Option, such Optionee or his or her agent must have first paid to the Company in cash all taxes required by law to be withheld by the Company.

11.       Transferability. Other than as set forth in Paragraph 12, this Option is not transferable other than as designated by each Optionee by will, by beneficiary designation, or by the laws of descent and distribution, in any event effective only on such Optionee’s death. During such Optionee’s life, this Option may be exercised only by such Optionee. This Option shall not otherwise be transferred, assigned, pledged or hypothecated for any purpose whatsoever and shall not be subject, in whole or in part, to execution, attachment or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of this Option other than in accordance with the terms set forth herein shall be void and of no effect.

12.       Permitted Transfer. Notwithstanding the provisions of Section 11, this Option may be transferred as follows:

(a)       to a third party that becomes a Member by virtue of a Permitted Transfer of all of an Optionee’s Membership Interest in each of the Company and MGMT, each in accordance with the applicable Company Agreement (a “Transferor”); provided that such transferring Optionee shall no longer have the right to exercise this Option upon such transfer; and

(b)       to a Transferor that becomes a Member by virtue of a Permitted Transfer of a portion of an Optionee’s Membership Interest in each of the Company and MGMT, each in accordance with the applicable Company Agreement; provided that the transferring Optionee shall retain the right to exercise this Option with respect to the Membership Interest in each of the Company and MGMT retained by such Optionee.

In the event the Company or MGMT redeems all of the Membership Interest of an Optionee, such Optionee shall cease to be an Optionee hereunder.

13.       Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Optionor and his heirs, successors and assigns. If any rights exercisable by, or benefits deliverable to, the Optionees under this Agreement have not been exercised or delivered at the time of such Optionee’s death, such rights shall be exercisable by, or delivered to, such Optionee’s beneficiary. In connection with the transactions contemplated by this Agreement, III:I Financial Research Management, L.P. (“FMR”) shall be converted from a Texas limited partnership to Advisors. The Parties hereto agree that this Agreement shall be binding on FMR and any successor thereto, including Advisors.

14.       Administration. The authority to manage and control the operation and administration of this Agreement is vested in the Manager. Any interpretation of this Agreement by the Manager, and any decision made by the Manager with respect to this Agreement, is final and binding on all persons.

15.       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier; (c) on the date sent by facsimile or electronic mail transmission of a PDF document (with confirmation of transmission in the case of facsimile) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by registered mail, return receipt requested, postage prepaid. Notices shall be directed, if to an Optionee, to such Optionee’s last address indicated in the Company’s employment records, if to the Company, to the Company’s principal executive office, or if to the Optionor, to the address appearing below:

Notices to the Optionor:	Mr. A. Haag Sherman 2520 Pelham Drive Houston, Texas 77019 Email: hsherman@shermanlp.com

16.       Fractional Shares. The Company and MGMT shall ignore any portion of the Option exercised for a fractional share, potentially resulting in a forfeiture of the value of any amount of Stock that would be a fractional share.

17.       No Rights As Member Before Exercise. An Optionee shall not have any rights of a member of the Company or MGMT with respect to the applicable Option Units subject to this Option until due exercise of the Option.

18.       Amendment. This Agreement may be amended by written agreement of the Optionor, the Optionees, the Company and MGMT, without the consent of any other person. Also, to the extent set forth in this Agreement, the Company, MGMT and/or the Manager may amend this Agreement unilaterally to the extent required to comply with the provision of any applicable law.

19.       Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any state.

20.       Arbitration. Any dispute, controversy or claim arising under or relating to this Agreement or any breach or threatened breach hereof (an “Arbitrable Dispute”) shall be resolved exclusively by final and binding arbitration in the State of Texas administered by the American Arbitration Association pursuant to its Commercial Arbitration Rules. Any demand for arbitration shall be in writing, shall be served on the other Party in the manner prescribed herein for the giving of notices, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated. The Arbitrable Dispute shall be heard by a three arbitrator panel. In a three member panel arbitration, the Optionor and, collectively, the Optionees shall each select one independent arbitrator expert in the subject matter of the Arbitrable Dispute from that Party’s list of three independent arbitrators after the other Party (or representative, if applicable) has had the opportunity to designate as objectionable and eliminate one arbitrator from the other’s list within seven days after submission thereof. The two arbitrators so selected by the Parties shall select a third independent arbitrator expert in the matter of the Arbitrable Dispute. Any arbitration pursuant hereto shall be conducted by the arbitrators under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence, but the arbitrators shall not be required to comply strictly with such Rules in conducting any such arbitration. All such arbitration proceedings shall take place in the State of Texas. The fees and expenses of the arbitrators and any related costs and expenses initially shall be borne equally by the two sides to the Arbitrable Dispute. The arbitrators shall have the authority to award any remedy or relief that a state district court of the State of Texas could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrators shall render their decision and award in writing and counterpart copies thereof shall be delivered to each Party. The decision and award of the arbitrators shall be binding on all Parties. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement. Any Party to the arbitration may seek to have judgment upon the award rendered by the arbitrators entered in any court having jurisdiction thereof. Each Party agrees that it will not file any suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the arbitrators. Upon the entry of an order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Optionor and each Optionee have executed this Agreement, and the Company and MGMT have each caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

OPTIONOR:

/s/ A Haag Sherman
A. Haag Sherman

Signature Page to

Unit Option – Buy Down Agreement

OPTIONEES:
/s/ Brian R. Bortz	/s/ Darrell W. Cain
Brian R. Bortz	Darrell W. Cain

/s/ Steven L. Cain	/s/ Steven B. Clapp
Steven L. Cain	Steven B. Clapp

/s/ Judson S. Crawford	/s/ Teresa D. Gast
Judson S. Crawford	Teresa D. Gast

/s/ Timothy B. Greaves	/s/ Toni D. Lee
Timothy B. Greaves	Toni D. Lee

/s/ Thomas R. Sanders	/s/ Daniel C. Wicker
Thomas R. Sanders	Daniel C. Wicker

Signature Page to

Unit Option – Buy Down Agreement

COMPANY:

TECTONIC HOLDINGS, LLC

By:	Tectonic Services, LLC, its manager

	By:	/s/ A. Haag Sherman
	Name:	A. Haag Sherman
	Title:	Chief Executive Officer

MGMT:

TECTONIC SERVICES, LLC

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	Chief Executive Officer

Signature Page to

Unit Option – Buy Down Agreement

Exhibit A

OPTION EXERCISE FORM

The undersigned hereby exercises his or her Option as set forth below:

Optionee’s name: __________________________________________

Last four digits of Optionee’s social security number:______________

Today’s date: _____________________________________________

Date on which option was granted:______________________ , 20____ .

Number of Option Units for which option is being exercised: _______________

Exercise Price: $_________

Payment of the exercise price of $_________ is enclosed.

By signing below you represent and agree that:

(a)       You are acquiring the Option Units covered by this Option Exercise Form for your own account and not for resale to any individual or entity; and

(b)       You understand that you must bear the economic risk of investment for an indefinite period of time because the Option Units have not been registered under the securities laws and may never be registered, and cannot be sold unless they are registered or an exemption from such registration is available.

Optionee’s signature:____________________________________________

Received by (to be completed by Company):__________________________

Date received (to be completed by Company):_________________________

Received by (to be completed by MGMT):____________________________

Date received (to be completed by MGMT):___________________________